UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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OraSure Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

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OraSure Highlights Significant Operational Progress and Value Creation Initiatives Following Letter from Altai Capital

Company Has Demonstrated Momentum on Transformation Strategy with Significant Regulatory and

Commercial Milestones Approaching in 2026

Highlights Extensive Engagement with Altai

Altai Has Rejected All Settlement Proposals and Is Singularly Focused on Securing Board Representation

for Its Founder to Force an Ill-Timed Sale Process

BETHLEHEM, PA., March 17, 2026 — OraSure Technologies, Inc. (“OraSure” and the “Company”) (NASDAQ: OSUR), a leader in point-of-need and home diagnostic tests and sample management solutions, today issued the following statement in response to Altai Capital’s March 17, 2026, letter:

OraSure’s Board and management team are steadfast in our commitment to driving value and acting in the best interests of all shareholders through disciplined execution and rigorous oversight. Rishi Bajaj, Altai’s founder and principal, is pursuing a campaign that centers on his demand for a Board appointment to compel OraSure to sell itself just as the Company is at an important inflection point with a series of regulatory and commercial milestones ahead in 2026. We cannot ask our shareholders to forego significant value upside to appease Mr. Bajaj, who is seeking to derail the Company’s strategy in the middle of its execution and is unwilling to pursue a constructive resolution to his proxy contest.

OraSure continues to successfully execute a focused strategy designed to improve operating performance, strengthen margins, and position the business for revenue acceleration and long-term value creation by:

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Driving a Strategy for Growth in 2026. Building on the strategic progress made throughout 2025, OraSure is positioned to return to revenue growth in 2026 as our core end-markets stabilize and clinical adoption of precision medicine strengthens. We expect this growth inflection to be further accelerated by the anticipated commercial launch and scale-up of high-impact products including the Sherlock™ rapid molecular self-test for Chlamydia trachomatis and Neisseria gonorrhoeae (CT/NG) and the Colli-Pee® at-home urine collection device for sexually transmitted infections (STIs), which target a combined $2 billion addressable market.

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Advancing Our Innovation Roadmap. OraSure is focused on high-growth opportunities and their anticipated paths to commercialization and revenue realization. At the end of 2025, OraSure submitted two separate product applications to the U.S. Food and Drug Administration for clearance of our rapid molecular self-test for CT/NG as well as Colli-Pee™. These milestones position OraSure for regulatory decisions, product launches and commercialization ramp-up, revenue growth, and profitability improvement in 2026.

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Reducing Costs and Structurally Improving Margins Through Decisive Operational Actions. Since late 2022, OraSure has transformed our operational profile to position the Company to convert our manufacturing scale into long-term shareholder value and become a high-margin diagnostic leader. We have reduced our global workforce by approximately 40%, closed four global sites, consolidated production into our Pennsylvania footprint, in-sourced manufacturing, and wound down two declining product lines. These actions have reduced annual SG&A expense (excluding R&D) by 37% since 2022 and contributed to ~260 basis points of adjusted gross margin expansion over the past three years, with a credible path toward 50% gross margin as scale and product mix improve.

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Executing a Balanced and Disciplined Capital Allocation Strategy. OraSure’s capital allocation prioritizes high-ROI growth while maintaining a debt-free balance sheet and returning capital to shareholders. This includes a $40 million share repurchase program, signaling confidence in the Company’s earnings potential and improving free cash flow profile. With a robust cash position, OraSure maintains significant optionality to pursue disciplined acquisitions and strategic partnerships that enhance our portfolio while continuing to invest in R&D targeting high-value growth markets.

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Demonstrating Conviction in Value Creation Strategy and Alignment. Our leadership team has reiterated its belief in the potential ahead for OraSure and our transformation strategy. In 2025, CEO Carrie Eglinton Manner and CFO Kenneth McGrath made significant open-market purchases of OraSure stock. These personal investments are continuing in 2026 under Rule 10b5-1 plans, underscoring their confidence in the Company’s upcoming 2026 product launches and strategic roadmap.

The Right Board to Oversee the Next Phase of Value Creation

Over the last six years, OraSure’s entire Board has been refreshed. We have added three new, highly qualified, independent directors since 2023 with relevant industry expertise, including accomplished healthcare investor and shareholder advocate Steven K. Boyd in October 2025. The Board appointed John P. Kenny, who has served as a director since September 2024, as its Chair in October 2025. Our Board also benefits from the deep financial and operational experience of Robert W. McMahon, CFO of West Pharmaceutical Services, Inc., who joined the Board in July 2023. Today, OraSure maintains a strong, independent, and fully engaged Board that is fit-for-purpose with directors who have extensive backgrounds in healthcare and diagnostics along with capital markets and investor perspectives plus executive-level experience to provide rigorous oversight as management positions the Company to return to growth.

Extensive Engagement with Altai Capital

OraSure’s Board has been routinely engaging with Altai for over a year and working diligently to reach a constructive resolution to Altai’s demands. Throughout our engagement, Mr. Bajaj has been unfocused and vague with regards to his suggested actions to generate shareholder value and justify his demand for appointment to the Board. Still, OraSure has consistently remained open and available to hearing and considering ideas from Altai.

The Company has proposed, through multiple settlement offers, constructive solutions to reach a compromise and avoid a proxy contest. The Company’s most recent settlement proposals have included:

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Commitment to Appoint Altai’s Director Nominee, Mr. Bertrand: Following Altai’s nominations of Mr. Bajaj and John Bertrand, whom Altai originally presented to the Company as an independent director candidate, the Board undertook a thorough evaluation of both candidates as well as other independent candidates who were sourced through the Company’s nationally recognized director recruiting firm. Following that process and Altai’s insistence that no settlement could be reached without appointing an Altai nominee, OraSure ultimately proposed to appoint Mr. Bertrand to the Board ahead of the Annual Meeting on the basis that he would be a fully independent director.

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Consulting and Information-Sharing Agreement: When the Company declined to seat Mr. Bajaj on the Board but offered to accept Mr. Bertrand instead, Mr. Bajaj countered with an uncompromising demand to receive access to virtually all Board-level materials, either directly from the Company or through Mr. Bertrand as an Altai representative on the Board. The Board proposed several compromise solutions, including a detailed consulting and information-sharing framework, subject to confidentiality provisions and a commitment that Mr. Bertrand serve as a fully independent director. Mr. Bajaj refused all of these offers, insisting that if Mr. Bertrand were to serve on the Board, he would act as Altai’s conduit for nearly unfettered access to all Board information.

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Commitment to Declassify the Board: OraSure’s Board is committed to seeking shareholder approval for a charter amendment to declassify the Board beginning in 2027 at the Annual Meeting. OraSure’s Board intends to put forth a proposal to declassify the Board at the Annual Meeting regardless of the outcome of negotiations with Altai.

OraSure will continue to take action that it believes protects the best interests of the Company and all our shareholders.

Evercore is serving as financial advisor, Goodwin Procter LLP is serving as legal advisor, and Joele Frank, Wilkinson Brimmer Katcher is serving as strategic communications advisor to OraSure.

About OraSure Technologies, Inc.

OraSure Technologies, Inc. (“OraSure” and “OTI”) transforms health through actionable insight and decentralizes diagnostics to connect people to healthcare wherever they are. OraSure improves access, quality, and value of healthcare with innovation in effortless tests and sample management solutions. Together with its wholly-owned subsidiaries, DNA Genotek Inc., Sherlock Biosciences, Inc., and BioMedomics, Inc., OTI is a leader in the development, manufacture, and distribution of rapid diagnostic tests and sample collection and stabilization devices designed to discover and detect critical medical conditions. OraSure’s portfolio of products is sold globally to clinical laboratories, hospitals, physicians’ offices, clinics, public health and community-based organizations, research institutions, government agencies, pharmaceutical companies, and direct to consumers. For more information on OraSure Technologies, please visit www.orasure.com

Forward-Looking Statements

This press release contains certain forward-looking statements. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors could cause actual performance or results to be materially different from those expressed or implied in these statements. Factors that could affect our results are discussed more fully in our SEC filings, including our registration statements, Annual Report on Form 10-K for the year ended December 31, 2025, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. Readers are cautioned not to place undue reliance on the forward-looking statements. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

Important Additional Information

OraSure intends to file a proxy statement and a white proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for the Company’s 2026 annual meeting of stockholders (the “Annual Meeting”). STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC IN CONNECTION WITH THE ANNUAL MEETING CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. Stockholders will be able to obtain the Company’s proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://orasure.gcs-web.com/financial-information/sec-filings.

Participant Information

The Company, each of its directors (Carrie Eglinton Manner (Chief Executive Officer), Steven K. Boyd, Nancy J. Gagliano, M.D., M.B.A., John P. Kenny, Lelio Marmora and Robert W. McMahon) and one of its executive officers in addition to Ms. Eglinton Manner (Kenneth J. McGrath, Chief Financial Officer) are deemed to be “participants” (as defined in Schedule 14A under the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s stockholders in connection with matters to be considered at the Annual Meeting. Information about the names of the Company’s directors and officers, their respective interests in the Company by security holdings or otherwise, and their respective compensation is set forth in the sections entitled “Executive Officers,” “Election of Directors,” “Compensation Discussion and Analysis,” “Director Compensation,” and “Stock Ownership of Certain Beneficial Owners and Management” in the Company’s definitive proxy statement on Schedule 14A for the Company’s 2025 Annual Meeting of Stockholders, filed with the SEC on April 4, 2025 (available here). Supplemental information regarding the participants’ holdings of the Company’s securities can be found in SEC filings on Initial Statements of Beneficial Ownership of Securities on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC on March 27, 2025 for Mr. Kenny (available here); Mr. Marmora (available here), Mr. McMahon (available here), Ms. Gagliano (available here), and Mr. Kenny (available here); June 5, 2025 for Ms. Eglinton Manner (available here); June 25, 2025 for Mr. Kenny (available here); August 4, 2025 for Mr. McMahon (available here); August 11, 2025 for Mr. McGrath (available here); September 26, 2025 for Mr. Kenny (available here and here); December 2, 2025 for Ms. Gagliano (available here) and Mr. Boyd (available here); December 19, 2025 for Mr. Kenny (available here and here); on March 3, 2026 for Mr. McGrath (available here) and Ms. Eglinton Manner (available here) and on March 16, 2026 for Mr. McGrath (available here) and Ms. Eglinton Manner (available here). Such filings are also available on the Company’s website at https://orasure.gcs-web.com/financial-information/sec-filings. Updated information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the Annual Meeting.

Investor Contact:	Media Contacts:

Jason Plagman	Amy Koch
VP, Investor Relations	Director, Corporate Communications
investorinfo@orasure.com	media@orasure.com

Adam Pollack / Chloe Karp
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449